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                                                              10-K EXHIBIT 23.1

                       [Letterhead of Arthur Andersen LLP]

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of True North Communications Inc.:

As independent public accountants, we hereby consent to the incorporation of our report dated March 20, 2001, in this Form 10-K into the Company's previously filed Registration Statements on Form S-8 (File No.'s 33-15126, 33-41128, 33-41129, 33-54273, 33-54279, 333-41189, 333-80239, 333-80217,
333-76225 and 333-52989), Form S-4 (File 333-58707) and Form S-3 (File No.'s
333-68485, 333-73301, 333-57495, 333-73303, 333-82403). It should be noted
that we have not audited any financial statements of the company subsequent to December 31, 2000, or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP

Chicago, Illinois
March 30, 2001